UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REQUEST FOR WITHDRAWAL








Date of Request: November 17, 2003


                                Black Lake, Inc.,
                                -----------------
             (Exact name of registrant as specified in its charter)

Nevada                                  8742                          03-0427056
------                                  ----                          ----------
(State or other jurisdiction  (Primary Standard Industrial      (I.R.S. Employer
of incorporation or            Classification Code Number)   Identification No.)
organization

3187-G Airway Avenue, Costa Mesa, California                               92626
(Address of registrant's principal executive offices)                 (Zip Code)

                                  (949)831-7874
                                ---------------
              (Registrant's Telephone Number, Including Area Code)



Securities Act registration statement file number to which this form relates:
333-99425

ITEM 1. WITHDRAWAL OF REGISTRATION STATEMENT.
---------------------------------------------

On September 13, 2002, Black Lake, Inc., a Nevada corporation, filed a Registration Statement on Form SB-2, File No. 333-99547, with the Securities and Exchange Commission. The Board of Directors of Black Lake, Inc., have determined that it is the best interests of the company and its shareholders to request a withdrawal of the Registration Statement on Form SB-2, File No. 333-99547. None of the shares being offered pursuant to the registration statement have been offered or sold.

                                   SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934 the Registrant has duly caused this Request for Withdrawal to be signed on its behalf by the undersigned in the City of Costa Mesa, California, on November 17, 2003.

                                          Black Lake, Inc.
                                          a Nevada  corporation


                                          By:      /s/ Peg Warren
                                                   --------------------------
                                                   Peg Warren
                                          Its:     President